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-----------------------------------------    UNITED STATES SECURITIES AND EXCHANGE COMMISSION         ------------------------------
                                                         WASHINGTON, D.C. 20549                       OMB APPROVAL
                 FORM 4                                                                               ------------------------------
                                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP           OMB Number:         3235-0287
-----------------------------------------                                                             Expires:    September 30, 1998
x    Check this box if no longer subject     Filed pursuant to Section 16(a) of the Securities        Estimated average burden
     to Section 16.  Form 4 or Form 5        Exchange Act of 1934, Section 17(a) of the Public        hours per response ........0.5
     obligations may continue.  See           Utility Holding Company Act of 1935 or Section          ------------------------------
     Instruction 1(b)                           30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of      2.   Issuer Name and Ticker or Trading Symbol          6.   Relationship of Reporting Person(s) to
     Reporting Person                                                                     Issuer  (Check all applicable)

Malaysia Mining Corporation   Homestake Mining Company                               __ Director         __  10% Owner
Berhad                                                                               __ Officer (give    X   Other (specify below)
                                                                                        title below)     --
                              NYSE Trading Symbol: HM
                                                                                     former 10% owner
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
(Last)    (First)   (Middle)  3.   IRS or Social Security   4.   Statement for       7.   Individual or Joint/Group Filing
                                   Number of Reporting           Month/Year               (Check Applicable Line)
                                   Person (Voluntary)                                X  Form filed by One Reporting Person
                                                                 September/1998      --
                                   N/A                      --------------------     __ Form filed by More than One Reporting
32nd Floor, Menara PNB, 201A,                                                           Person
Jalan Tun Razak                                             5.   If Amendment,
-----------------------------                                    Date of Original
          (Street)                                               (Month/Year)

Kuala Lumpur  Malayasia  50400                                   May / 1998
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(City)       (State)     (Zip)          Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security     2. Transaction  3. Transaction  4. Securities Acquired) (A)   5. Amount of   6. Ownership  7. Nature of
   (Instr. 3)               Date            Code            or Disposed of (D) (Instr.    Securities     Form:         Indirect
                                            (Instr. 8)      3, 4 and 5)                   Beneficially   Direct        Beneficial
                                                                                          Owned at End   (D) or        Ownership
                                         ---------------------------------------------    of Month       Indirect      (Instr. 4)
                            (Month/      Code     V      Amount     (A) or (D)  Price     (Instr. 3      (I)
                             Day/                                                         and 4)         (Instr.
                             Year)                                                                       4)
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
Common Stock, $1.00      9/24/98         S               3,544,720  (D)         11.323    18,715,671     (I)        through 68.2%
par value                                                                                                           equity interest
                                                                                                                    in Golden
                                                                                                                    Solitaire
                                                                                                                    (Australia) B.V.
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====================================================================================================================================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.(Over)
                                                                                                                     SEC 1474 (7-96)
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FORM 4 (continued)
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                                        Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                   (e.g., puts, calls, warrants, options, convertible securities)
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1.  Title of   2. Conversion  3. Transaction  4. Transaction  5. Number of Derivative  6. Date Exercisable  7. Title and Amount of
    Derivative    or Exercise    Date            Code            Securities Acquired      and Expiration       Underlying Securities
    Security      Price of                       (Instr. 8)      (A) or Disposed of       Date (Month/Day/     (Instr. 3 and 4)
    (Instr. 3)    Derivative     (Month/                         (D) (Instr. 3, 4,        Year)
                  Security        Day/                           and 5)
                                  Year)

                                                Code   V         (A)       (D)         Date         Expira-   Title     Amount or
                                                                                       Exer-        tion                Number of
                                                                                       cisable      Date                Shares
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1. Title of         8. Price of Derivative   9. Number of Derivative       10. Ownership Form of            11. Nature of Indirect
   Derivative          Security (Instr. 5)      Securities Beneficially        Derivative Security:             Beneficial
   Security                                     Owned at End of Month          Direct (D) or Indirect (I)       Ownership (Instr. 4)
   (Instr. 3a)                                  (Instr. 4)                     (Instr. 4)
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====================================================================================================================================
Explanation of Responses:
                                                                    By:  Darmawatti Dahari
                                                                         Group Company Secretary
                                                                         Malaysia Mining Corporation Berhad


                                                                         /s/ Darmawatti Dahari                     October 19, 1998
                                                                         -------------------------------------     ---------------
                                                                         ** Signature of Reporting Person          Date


**     Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).** Signature of Reporting Person

Note:  File three copies of this Form, one of which must be manually signed.

       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number. Page 2

                                                                                                                  SEC 1474 (7-96)
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